Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239664, No. 333-275847, No. 333-278577, and No. 333-282156) and Form S-8 (No. 333-231457, No. 333-239033, No. 333-264161, No. 333-268320, No. 333-271972, No. 333-274794, No. 333-276754, and No. 333-284211) of Sonim Technologies, Inc. (the “Company”), of our report dated March 31, 2025, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Moss Adams LLP

Campbell, California
March 31, 2025